Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL THIRD QUARTER 2021 RESULTS

DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH, April 22, 2021 -- LSI Industries Inc. (NASDAQ: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and graphics solutions, today announced results for the third quarter fiscal 2021.

Third Quarter 2021 Summary

●	Net Sales of $72.2 million, growth of 2% versus prior year
●	Net Income of $1.5 million; EPS of $0.05 per diluted share
●	Adjusted Net Income of $1.8 million, or $0.07 per diluted share
●	Adjusted EBITDA of $4.4 million, compared to $1.6 million in prior year period
●	Free cash flow of $10.6 million versus $3.5 million prior year

For the three months ended March 31, 2021, LSI reported year-over-year growth in net sales, adjusted net income, adjusted EBITDA and cash flow. LSI reported GAAP net income of $1.5 million, or $0.05 per diluted share in the fiscal third quarter, versus $1.9 million, or $0.07 per diluted share in the prior period. The Company’s prior year fiscal third quarter results included a non-recurring, pre-tax gain of $3.7 million, or $0.12 per diluted share, resulting from the sale of the North Canton, Ohio facility. Fiscal third quarter adjusted EBITDA was $4.4 million, an increase of $2.8 million when compared to the prior year period.

LSI generated free cash flow of $10.6 million for the quarter, increasing its total cash and equivalents to $23.5 million as of March 31, 2021. On March 30, 2021, LSI extended the maturity of its revolving credit facility from March 2022 to March 2026 and increased total availability by $25 million to $100 million. As of March 31, 2021, LSI had cash and total availability on its credit facility of $23.5 million and $100 million, respectively. The Company had no long-term debt at the end of the quarter.

The Company declared a regular cash dividend of $0.05 per share payable May 11, 2021 to shareholders of record on May 3, 2021.

Management Commentary

James A. Clark, President and Chief Executive Officer commented, “We reported positive year-over-year growth in net sales during the third quarter despite the lingering effects of the pandemic and weather-related disruptions that occurred in the period. Our team has continued to respond to changing market conditions, as the first two months of the quarter were sluggish but followed by a stair-step increase in market activity for March, allowing us to enter the fiscal fourth quarter with increased momentum. These efforts are reflected in our strong third quarter results, as gross margin, adjusted net income, operating cash flow and adjusted EBITDA all improved when compared to the prior year.

LSI Industries Third Quarter Fiscal 2021 Results

April 22, 2021

Our Graphics segment sales increased by 20% versus the prior year quarter, with positive activity across multiple market verticals. Our $100 million digital program with a major QSR customer is progressing as forecasted and is anticipated to operate at current levels for the next twelve months. We have over 4,000 site installations remaining on this program, with the outdoor program scheduled through June 2022. The $25 million indoor phase of the program is expected to begin in fiscal 2022. Separately, we continue to evaluate potential applications for our digital technology solutions, including discussions with a national pharmacy retailer on an innovative “secure kiosk” pilot program which utilizes concepts from solutions we have deployed with our QSR customers.

Sales in the petroleum/c-store vertical were adversely impacted by six days of lost production during February, as inclement weather in Texas resulted in regional utility outages impacting our Houston manufacturing facility. Program backlog within the vertical remains strong, as are design requests for potential new programs. We continue to see increasing renovation opportunities in the grocery vertical, with customers focusing on higher-end features and finishes throughout the store interior, including architectural and dimensional signage, lighting and décor elements.

Our increased focus on providing comprehensive program management solutions to our customers continues to generate growth. The Program Management team manages complex, multi-site construction, engineering and branding projects that must be aligned with our clients’ corporate identity standards, providing an in-depth, custom, turn-key solution. This team is engaged with our large QSR program and is working with the nation’s largest petroleum/c-store chain on project activity across the country. Program Management fiscal year-to-date sales have increased over 50%, while project commitments continue to increase.

The Lighting segment continues to recover, with sales down 7% when compared to prior year. The sales gap versus prior year continues to narrow, having improved each quarter of the current fiscal year. Sales in the third quarter, which is historically the slowest quarter of the year, increased sequentially from Q2. We have experienced a sizeable uptick in project quote activity in the Northeast and Northwest regions of the country as businesses reopen and construction activity resumes. Distributors who reduced inventory levels significantly during the peak of the pandemic are also beginning to restock inventory in anticipation of improving market demand.

In collaboration with our independent sales agency partners, LSI is the exclusive lighting provider to a large regional petroleum/c-store chain whose differentiated concept is generating rapid growth of new sites. We provide the complete indoor and outdoor lighting solution for these large sites, including area lighting, canopy lighting, wall packs, poles and controls as required. Our customers value LSI’s turnkey solution, one that fully integrates product procurement, customer service and technical support capabilities under one umbrella.

The Lighting adjusted gross margin rate was 31% for the quarter, or 530 bps above prior year. This improvement reflects our continued focus on the entire lighting model, including higher value applications, price management, new and cost reduced products and supply chain and operations productivity. Adjusted operating income for the Lighting segment was more than triple prior year levels in the third quarter.

In March, we amended and extended our bank financing agreement, providing us with increased balance sheet optionality to more actively pursue organic and inorganic growth opportunities.

To date, we have been successful in aligning our cost structure to demand levels, navigating various global supply chain challenges while continuing to make critical investments. I am confident the business is positioned to capitalize on improving market conditions as we transition into the fourth quarter and fiscal 2022.”

LSI Industries Third Quarter Fiscal 2021 Results

April 22, 2021

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Details of the conference call are as follows:

Call Dial-In:	877-407-4018
Conference ID:	13718045

Call Replay:	844-512-2921
Replay Passcode:	13718045

A replay of the conference call will be available between April 22, 2021 and May 6, 2021.  To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsicorp.com

ABOUT LSI INDUSTRIES

Headquartered in Blue Ash, Ohio (Greater Cincinnati), LSI Industries is a leading producer of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities for it to introduce additional solutions to its valued customers. LSI’s indoor and outdoor products and services, including its digital and print graphics capabilities, are valued by architects, engineers, distributors and contractors for their quality, reliability and innovation. The Company’s products are used extensively in automotive dealerships, petroleum stations, quick service restaurants, grocery stores and pharmacies, retail establishments, sports complexes, parking lots and garages, and commercial and industrial buildings. LSI has approximately 1,100 employees at seven manufacturing plants in the United States, including its corporate headquarters. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “encourage,” “projects,” “plans,” “expects,” “can,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” or the negative versions of those words and similar expressions and by the context in which they are used. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

MEDIA CONTACT

Mike Wallner

Senior Manager, Communications

513.372.3417

mike.wallner@lsi-industries.com

LSI Industries Third Quarter Fiscal 2021 Results

April 22, 2021

Financial Highlights

Three Months Ended March 31			(Unaudited)	Nine Months Ended March 31
2021	2020	% Change	(In thousands, except per share data)	2021	2020	% Change
$72,204	$71,010	2%	Net Sales	$218,597	$242,088	-10%

2,096	2,631	n/m	Operating Income as reported	6,984	11,230	-38%

415	(103)		Stock compensation expense	1,317	494
-	19		Severance costs	21	73
-	(3,055)		Restructuring and plant closure costs (gains)	3	(7,367)

$2,511	$(508)	NM	Operating Income (Loss) as adjusted	$8,325	$4,430	88%

$1,472	$1,861	-21%	Net Income as reported	$5,670	$8,079	-30%

$1,830	$(1,074)	NM	Net Income (Loss) as adjusted	$6,447	$2,265	NM

$0.05	$0.07	-24%	Earnings per share (diluted) as reported	$0.21	$0.31	-33%

$0.07	$(0.04)	NM	Earnings (Loss) per share (diluted) as adjusted	$0.24	$0.09	NM

	(amounts in thousands)
	March 31,	June 30,
	2021	2020
Working Capital	$61,097	$51,209
Total Assets	$197,094	$172,263
Long-Term Debt	$-	$-
Other Long-Term Liabilities	$10,719	$11,914
Shareholders' Equity	$131,070	$125,700

Three Months Ended March 31, 2021 Results

Net sales for the three months ended March 31, 2021 were $72.2 million, up 2% from the three months ended March 31, 2020 net sales of $71.0 million. Lighting Segment net sales of $45.7 million decreased 7% and Graphics Segment net sales of $26.5 million increased 20% from last year’s third quarter net sales. Net income for the three months ended March 31, 2021 was $1.5 million, or $0.05 per share, compared to $1.9 million or $0.07 per share for the three months ended March 31, 2020. Earnings per share represents diluted earnings per share.

Nine Months Ended March 31, 2021 Results

Net sales for the nine months ended March 31, 2021 were $218.6 million, down 10% from the nine months ended March 31, 2020 net sales of $242.1 million. Lighting Segment net sales of $136.3 million decreased 18% and Graphics Segment net sales of $82.3 million increased 8% from last year’s net sales. Net income for the nine months ended March 31, 2021 was $5.7 million, or $0.21 per share, compared to $8.1 million or $0.31 per share for the nine months ended March 31, 2020. Earnings per share represents diluted earnings per share.

LSI Industries Third Quarter Fiscal 2021 Results

April 22, 2021

Balance Sheet

The balance sheet at March 31, 2021 included current assets of $116.4 million, current liabilities of $55.3 million and working capital of $61.1 million, which includes cash of $23.5 million. The current ratio was 2.1 to 1. The balance sheet also included shareholders’ equity of $131.1 million and no long-term debt. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the third quarter of fiscal 2021, payable May 11, 2021 to shareholders of record as of the close of business on May 3, 2021. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three and nine months ended March 31, 2021 and 2020. Operating income, net income and earnings per share, which exclude the impact of stock compensation expense, severance costs and restructuring and plant closure costs (gains), are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA) and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA and Free Cash Flow.

LSI Industries Third Quarter Fiscal 2021 Results

April 22, 2021

Three Months Ended					Nine Months Ended
March 31					March 31
2021		2020		(In thousands, except per share data)	2021		2020
	Diluted EPS		Diluted EPS	Reconciliation of net income to adjusted net income		Diluted EPS		Diluted EPS
$1,472	$0.05	$1,861	$0.07	Net Income as reported	$5,670	$0.21	$8,079	$0.31

314	0.01	(86)	-	Stock compensation expense	1,012	0.04	373	0.01

-	-	16	-	Severance costs	17	-	60	-

-	-	(2,565)	(0.10)	Restructuring and plant closure costs (gains)	2	-	(5,788)	(0.22)

44	-	(300)	(0.01)	Tax impact due to the change in the estimated annual tax rate used for GAAP reporting purposes	(254)	(0.01)	(459)	(0.02)

$1,830	$0.07	$(1,074)	$(0.04)	Net Income (Loss) adjusted	$6,447	$0.24	$2,265	$0.09

NOTE: All adjustments are net of tax except for the adjustment of the tax impact from the change in the estimated annual tax rate

Three Months Ended March 31			(Unaudited; In thousands)	Nine Months Ended March 31

			EBITDA and Adjusted EBITDA
2021	2020	% Change		2021	2020	% Change
$2,096	$2,631	-20%	Operating Income as reported	$6,984	$11,230	-38%

1,920	2,080		Depreciation and Amortization	5,943	6,631
$4,016	$4,711	-15%	EBITDA	$12,927	$17,861	-28%

415	(103)		Stock compensation expense	1,317	494
-	19		Severance costs	21	73
-	(3,055)		Restructuring and plant closure costs (gains)	3	(7,367)
$4,431	$1,572	NM	Adjusted EBITDA	$14,268	$11,061	29%

Three Months Ended March 31			(Unaudited; In thousands)	Nine Months Ended March 31

			Free Cash Flow
2021	2020	% Change		2021	2020	% Change
$11,217	$(3,806)	NM	Cash Flow From Operations	$24,634	$17,097	44%

	7,700		Proceeds from Sale of Fixed Assets	-	20,032

(637)	(419)		Capital Expenditures	(1,517)	(1,538)
$10,580	$3,475	NM	Free Cash Flow	$23,117	$35,591	-35%

LSI Industries Third Quarter Fiscal 2021 Results

April 22, 2021

Condensed Consolidated Statement of Operations

Three Months Ended March 31		(Unaudited)	Nine Months Ended March 31
2021	2020	(In thousands, except per share data)	2021	2020
$72,204	$71,010	Net Sales	$218,597	$242,088

54,112	54,834	Cost of Products Sold	162,519	183,558
-	11	Severance Costs	5	11
-	223	Restructuring Costs	3	758

18,092	15,942	Gross Profit	56,070	57,761

15,996	17,032	Selling and Administrative Costs	49,070	55,045
-	8	Severance Costs	16	62
-	(3,729)	Restructuring Costs (Gains)	-	(8,576)

2,096	2,631	Operating Income	6,984	11,230

43	642	Other Expense (Income)	(197)	633
52	128	Interest Expense, net	171	792

2,001	1,861	Income Before Taxes	7,010	9,805

529	-	Income Tax	1,340	1,726

$1,472	$1,861	Net Income	$5,670	$8,079

		Weighted Average Common Shares Outstanding
26,771	26,301	Basic	26,642	26,250
27,727	26,623	Diluted	27,352	26,423

		Earnings Per Share
$0.05	$0.07	Basic	$0.21	$0.31
$0.05	$0.07	Diluted	$0.21	$0.31

LSI Industries Third Quarter Fiscal 2021 Results

April 22, 2021

Condensed Balance Sheet

	(amounts in thousands)
	March 31,	June 30,
	2021	2020
Current Assets	$116,402	$85,858
Property, Plant and Equipment, net	24,152	26,535
Other Assets	56,540	59,870
Total Assets	$197,094	$172,263

Current Liabilities	$55,305	$34,649
Long-Term Debt	-	-
Other Long-Term Liabilities	10,719	11,914
Shareholders' Equity	131,070	125,700
	$197,094	$172,263